Exhibit 10.1

AGREEMENT BY AND BETWEEN

First Community Bank, National Association

Lexington, South Carolina

and

The Comptroller of the Currency

First Community Bank, National Association, Lexington, South Carolina (“Bank”), and the Comptroller of the Currency of the United States of America (“Comptroller”) wish to protect the interests of the depositors, other customers, and shareholders of the Bank, and, toward that end, wish the Bank to operate safely and soundly and in accordance with all applicable laws, rules and regulations.

The Comptroller has found unsafe and unsound banking practices relating to management of the Bank’s investment portfolio.

In consideration of the above premises, it is agreed, between the Bank, by and through its duly elected and acting Board of Directors (“Board”), and the Comptroller, through his authorized representative, that the Bank shall operate at all times in compliance with the articles of this Agreement.

ARTICLE I

JURISDICTION

(1)           This Agreement shall be construed to be a “written agreement entered into with the agency” within the meaning of 12 U.S.C. § 1818(b)(1).

(2)           This Agreement shall be construed to be a “written agreement between such depository institution and such agency” within the meaning of 12 U.S.C. § 1818(e)(1) and 12 U.S.C. § 1818(i)(2).

(3)           This Agreement shall be construed to be a “formal written agreement” within the meaning of 12 C.F.R. § 5.51(c)(6)(ii). See 12 U.S.C. § 1831i.

(4)           This Agreement shall be construed to be a “written agreement” within the meaning of 12 U.S.C. § 1818(u)(1)(A).

(5)           All reports or plans which the Bank or Board has agreed to submit to the Assistant Deputy Comptroller pursuant to this Agreement shall be forwarded to the:

Assistant Deputy Comptroller

Carolinas Field Office

212 South Tryon Street, Suite 700

Charlotte, North Carolina 28281

ARTICLE II

COMPLIANCE COMMITTEE

(1)           Within ten (10) days of the date of this Agreement, the Board shall appoint a Compliance Committee of at least five (5) directors, of which no more than two (2) shall be an employee or controlling shareholder of the Bank or any of its affiliates (as the term “affiliate” is defined in 12 U.S.C. § 371c(b)(1)), or a family member of any such person. Upon appointment, the names of the members of the Compliance Committee and, in the event of a change of the membership, the name of any new member shall be submitted in writing to the Assistant Deputy Comptroller. The Compliance Committee shall be responsible for monitoring and coordinating the Bank’s adherence to the provisions of this Agreement.

(2)           The Compliance Committee shall meet at least monthly.

(3)           Within ninety (90) days of the date of this Agreement and quarterly thereafter, the Compliance Committee shall submit a written progress report to the Board setting forth in detail:

(a)                                  a description of the action needed to achieve full compliance with each Article of this Agreement;

(b)                                 actions taken to comply with each Article of this Agreement; and

(c)                                  the results and status of those actions.

(4)           The Board shall forward a copy of the Compliance Committee’s report, with any additional comments by the Board, to the Assistant Deputy Comptroller within ten (10) days of receiving such report.

ARTICLE III

STRATEGIC PLAN

(1)           Within sixty (60) days, the Board shall adopt, implement, and thereafter ensure Bank adherence to a written strategic plan for the Bank covering at least a three-year period. The strategic plan shall establish objectives for the Bank’s overall risk profile, earnings performance, growth, balance sheet mix, off-balance sheet activities, liability structure, capital adequacy, reduction in the volume of nonperforming assets, product line development and market segments that the Bank intends to promote or develop, together with strategies to achieve those objectives and, at a minimum, include:

(a)                                  a mission statement that forms the framework for the establishment of strategic goals and objectives;

(b)                                 an assessment of the Bank’s present and future operating environment;

(c)                                  the development of strategic goals and objectives to be accomplished over the short and long term;

(d)                                 an identification of the Bank’s present and future product lines (assets and liabilities) that will be utilized to accomplish the strategic goals and objectives established in (1)(c) of this Article;

(e)                                  an evaluation of the Bank’s internal operations, staffing requirements, board and management information systems and policies and procedures for their adequacy and contribution to the accomplishment of the goals and objectives developed under (1)(c) of this Article;

(f)                                    a management employment and succession program to promote the retention and continuity of capable management;

(g)                                 product line development and market segments that the Bank intends to promote or develop;

(h)                                 an action plan to improve bank earnings and accomplish identified strategic goals and objectives, including individual responsibilities, accountability and specific time frames;

(i)                                     a financial forecast to include projections for major balance sheet and income statement accounts and desired financial ratios over the period covered by the strategic plan;

(j)                                     control systems to mitigate risks associated with planned new products, growth, or any proposed changes in the Bank’s operating environment;

(k)                                  specific plans to establish responsibilities and accountability for the strategic planning process, new products, growth goals, or proposed changes in the Bank’s operating environment; and

(l)                                     systems to monitor the Bank’s progress in meeting the plan’s goals and objectives.

(2)           Upon adoption, a copy of the plan shall be forwarded to the Assistant Deputy Comptroller for review and prior written determination of no supervisory objection. Upon receiving a determination of no supervisory objection from the Assistant Deputy Comptroller, the Bank shall implement and adhere to the strategic plan.

(3)           The Board shall ensure that the Bank has processes, personnel, and control systems to ensure implementation of and adherence to the plan developed pursuant to this Article.

ARTICLE IV

CAPITAL PLAN

(1)           Within ninety (90) days, the Board shall develop, implement, and thereafter ensure Bank adherence to a three year capital program. The program shall include:

(a)                                  projections for growth and capital requirements based upon a detailed analysis of the Bank’s assets, liabilities, earnings, fixed assets, and off balance sheet activities;

(b)                                 projections of the sources and timing of additional capital to meet the Bank’s current and future needs;

(c)                                  the primary source(s) from which the Bank will strengthen its capital structure to meet the Bank’s needs;

(d)                                 contingency plans that identify alternative methods should the primary source(s) under (c) above not be available; and

(e)                                  a dividend policy that permits the declaration of a dividend only:

(i)                                     when the Bank is in compliance with its approved capital program;

(ii)                                  when the Bank is in compliance with 12 U.S.C. §§ 56 and 60; and

(iii)                               with the prior written determination of no supervisory objection by the Assistant Deputy Comptroller. Upon receiving a determination of no supervisory objection from the Assistant

Deputy Comptroller, the Bank shall implement and adhere to the dividend policy.

(2)           Upon completion, the Bank’s capital program shall be submitted to the Assistant Deputy Comptroller for prior written determination of no supervisory objection. Upon receiving a determination of no supervisory objection from the Assistant Deputy Comptroller, the Bank shall implement and adhere to the capital program. The Board shall review and update the Bank’s capital program on an annual basis, or more frequently if necessary. Revisions to the Bank’s Capital Plan shall be submitted to the Assistant Deputy Comptroller for a prior written determination of no supervisory objection.

(3)           The Board shall ensure that the Bank has processes, personnel, and control systems to ensure implementation of and adherence to the program developed pursuant to this Article.

ARTICLE V

INVESTMENT POLICY

(1)           Within sixty (60) days, the Board shall review and revise as necessary the Bank’s investment policy, implement the revised policy, and thereafter ensure Bank adherence to the policy. The policy shall contain the basic elements of a sound investment policy consistent with regulatory guidance provided in An Examiner’s Guide to Investment Products and Practices (December 1992); 12 C.F.R. Part 1; OCC Bulletin 98-20 (April 27, 1998); OCC Bulletin 2002-19 (May 22, 2002); OCC Bulletin 2004-25a (June 15, 2004); and, shall include:

(a)           an investment portfolio strategy and risk management framework that are consistent with Board approved Bank asset and liability management policies and risk tolerances;

(b)           individual and committee investment portfolio purchase and sale authority;

(c)           approval procedures that include dollar size limits, quality limitations, maturity limitations, and concentration or diversification guidelines;

(i)            including specific investment diversification guidelines and concentration limits for securities backed by non-agency mortgage collateral;

(d)           a requirement that all investment securities be supported by appropriate due diligence prior to purchase and on a periodic basis as described in the “Interest Rate Risk” booklet of the Comptroller’s Handbook, OCC Bulletin 98-20, and OCC Bulletin 2002-19;

(i)            the level of due diligence must be commensurate with the complexity of the instrument, the materiality of the investment in relation to capital, and the overall quality of the investment portfolio as it relates to serving the liquidity and pledging needs of the bank;

(e)           required reviews and use of securities dealers;

(f)            periodic reports to and approval by the Board for all investment portfolio purchases and sales and strategy changes; and

(g)           a monthly review by the Board of the Bank’s investment portfolio performance and activity to ensure adherence to the investment policy, relevant accounting standards, and applicable banking and securities laws and regulations.

(2)           The revised investment policy shall be implemented and a copy shall be forwarded to the Assistant Deputy Comptroller.

(3)           The Board shall ensure that the Bank has processes, personnel, and control systems to ensure implementation of and adherence to the policy developed pursuant to this Article.

ARTICLE VI

INVESTMENT PORTFOLIO ACTIVITY

(1)           Within ninety (90) days, a committee of the Board shall conduct a review of all of the Bank’s classified securities that are backed by non-agency mortgage collateral. The committee shall retain an independent accounting firm or a qualified independent investment advisor to assist the committee in this review and any subsequent reviews, as needed. The committee shall provide the Board with a written report based upon the results and conclusions of the review. The report shall address:

(a)           the adequacy of the Bank’s risk measurement systems, controls and due diligence process given the complexity and risk profile of these securities;

(b)           the appropriateness of the risk rating and valuation of each security, and include a determination of the applicability of other-than-temporary impairment;

(c)           an analysis of the collateral composition and performance of each  Security at the pool level, including:

(i)            a full understanding of the characteristics and performance of the underlying collateral pool, such as general collateral and deal information, underlying loan data, prepayment speeds, geographic concentrations, delinquency data, and payment and loss history;

(ii)           a thorough understanding of the cash flow waterfall and amount of current and projected credit support based on reasonable estimates of delinquency, probability of default and loss given default; and

(d)           a written action plan to address limiting any additional impact to the bank’s earnings and capital, including an exit strategy identifying conditions under which the Bank would sell the investments and unwind any related funding mechanisms.

(2)           The Board shall promptly forward a copy of this report to the Assistant Deputy Comptroller.

ARTICLE VII

LIQUIDITY

(1)           Within sixty (60) days, the Board shall review and revise as necessary, and thereafter ensure Bank adherence, to a written Liquidity Policy. The Liquidity Policy shall:

(a)           ensure adequate liquidity reports that accurately and effectively identify, measure, monitor and control the Bank’s liquidity position, including:

(i)            a sources and uses report that shows the volume and timing of expected sources and uses of funds and related trends over a reasonable time horizon (e.g., 30, 60, and 90 days); and

(ii)           a rollover risk report that focuses on those funds with contractual maturities (e.g., Fed Funds Purchased, Correspondent Lines,

Repos, Certificates of Deposit, Federal Home Loan Bank (FHLB) advances); and

(b)           set limits on key liquidity measures including, but not limited to, wholesale funding, FHLB advances, and non-agency mortgage related securities (e.g., CMOs, MBS), regardless of their involvement in any leverage transaction.

(2)           Within sixty (60) days, the Board shall review and revise as necessary, and thereafter ensure Bank adherence to, a written Liquidity Plan. The Liquidity Plan shall, at a minimum:

(a)           implement a sources and uses statement to accurately identify actual and anticipated sources and uses of the bank’s funds over short time periods; and

(b)           include important factors detailed in an extensive Contingency Funding Plan, such as removing brokered deposits as a source of funds from the crisis scenario to paint a more realistic scenario during a crisis situation.

(3)           A copy of the Board’s revised written Liquidity Policy and Liquidity Plan shall be submitted to the Assistant Deputy Comptroller for review and prior written determination of no supervisory objection. Upon receiving a determination of no supervisory objection from the Assistant Deputy Comptroller, the Bank shall implement and adhere to the program.

(4)           Notwithstanding paragraphs (1), (2) and (3) of this Article, the bank shall not exceed the level of brokered deposits, as measured by the bank’s total dollar volume of brokered deposits, on the effective date of this Agreement, without obtaining the prior written determination of no supervisory objection from the Assistant Deputy Comptroller. “Brokered deposit” shall have the meaning set forth in 12 C.F.R. § 337.6(a)(2). The limitation of this paragraph shall include the acquisition of Brokered Deposits through any transfer, purchase, or sale of assets, including Federal funds transactions administered through a deposit broker.

ARTICLE VIII

LOAN PORTFOLIO MANAGEMENT

(1)           Within sixty days (60) days, the Board shall develop, adopt, implement, and thereafter ensure Bank adherence to systems which provide for effective monitoring of:

(a)           compliance with the Bank’s lending policies and laws, rules, and regulations pertaining to the Bank’s lending function;

(b)           the adequacy and documentation of analyses of current and comprehensive financial data from borrowers, including guarantor contingent liability information and rent rolls; and

(c)           the adequacy and documentation of global cash flow analysis and updates related to guarantor support.

(2)           The Board shall ensure that the Bank has processes, personnel, and control systems to ensure implementation of and adherence to the systems developed pursuant to this Article.

ARTICLE IX

ALLOWANCE FOR LOAN AND LEASE LOSSES

(1)           The Board shall immediately require, and the Bank shall implement and thereafter adhere to a program for the maintenance of an adequate Allowance for Loan and Lease Losses (“ALLL”). The program shall be consistent with the comments on maintaining a proper ALLL found in the Interagency Policy Statement on the ALLL contained in OCC Bulletin 2006-47 (December 13, 2006) and with “Allowance for Loan and Lease Losses,” booklet A-ALLL of the Comptroller’s Handbook, and shall incorporate the following:

(a)           internal risk ratings of loans;

(b)           results of the Bank’s independent loan review;

(c)           criteria for determining which loans will be reviewed under Financial Accounting Standard (“FAS”) 114, how impairment will be determined, and procedures to ensure that the analysis of loans complies with FAS 114 requirements;

(d)           criteria for determining FAS 5 loan pools and an analysis of those loan pools;

(e)           recognition of non-accrual loans in conformance with generally accepted accounting principles (“GAAP”) and regulatory guidance;

(f)            loan loss experience;

(g)           trends of delinquent and non-accrual loans;

(h)           concentrations of credit in the Bank; and

(i)            present and projected economic and market conditions.

(2)           The program shall provide for a review of the ALLL by the Board at least once each calendar quarter. Any deficiency in the ALLL shall be remedied in the quarter it is discovered, prior to filing the Consolidated Reports of Condition and Income, by additional provisions from earnings. Written documentation shall be maintained of the factors considered and conclusions reached by the Board in determining the adequacy of the ALLL and made available for review by National Bank Examiners.

(3)           A copy of the Board’s ALLL program, and any subsequent revisions to the program, shall be submitted to the Assistant Deputy Comptroller for review.

ARTICLE X

APPRAISALS OF REAL PROPERTY

(1)           The Board shall require and the Bank shall obtain a current independent appraisal or updated appraisal, in accordance with 12 C.F.R. Part 34, on any loan that is secured by real property:

(a)           where the loan’s appraisal was found to violate 12 C.F.R. Part 34; or

(b)           where the loan was criticized in the most recent ROE or by the Bank’s internal or external loan review and the most recent independent appraisal is more than twelve (12) months old; or

(c)           where the borrower has failed to comply with the contractual terms of the loan agreement and the loan officer’s analysis of current financial information does not support the ongoing ability of the borrower or guarantor(s) to perform in accordance with the contractual terms of the loan agreement and the most recent independent appraisal is more than twelve (12) months old.

(2)           Appraisals required by this Article shall be ordered within thirty (30) days following the event triggering the appraisal requirement, for delivery to the Bank within sixty (60) days of ordering.

(3) Within ninety (90) days, the Board shall require and the Bank shall develop and implement an independent review and analysis process to ensure that appraisals conform to appraisal standards and regulations. The appraisal review and analysis process shall ensure that appraisals are:

(a)           performed in accordance with 12 C.F.R. Part 34;

(b)           consistent with the guidance in OCC Bulletin 2005-6, “Appraisal Regulations and the Interagency Statement on Independent Appraisal and Evaluation Functions: Frequently Asked Questions” (March 22, 2005); and

(c)           consistent with OCC Advisory Letter 2003-9, “Independent Appraisal and Evaluation Function” (October 28, 2003).

(4)           Written documentation supporting each appraisal review and analysis shall be retained in the loan file, along with the appraisal.

ARTICLE XI

CLOSING

(1)           Although the Board has agreed to submit certain programs and reports to the Assistant Deputy Comptroller for review or prior written determination of no supervisory objection, the Board has the ultimate responsibility for proper and sound management of the Bank.

(2)           It is expressly and clearly understood that if, at any time, the Comptroller deems it appropriate in fulfilling the responsibilities placed upon him/her by the several laws of the United States of America to undertake any action affecting the Bank, nothing in this Agreement shall in any way inhibit, estop, bar, or otherwise prevent the Comptroller from so doing.

(3)           Any time limitations imposed by this Agreement shall begin to run from the effective date of this Agreement. Such time requirements may be extended in writing by the Assistant Deputy Comptroller for good cause upon written application by the Board.

(4)           The provisions of this Agreement shall be effective upon execution by the parties hereto and its provisions shall continue in full force and effect unless or until such provisions are amended in writing by mutual consent of the parties to the Agreement or excepted, waived, or terminated in writing by the Comptroller.

(5)           In each instance in this Agreement in which the Board is required to ensure adherence to, and undertake to perform certain obligations of the Bank, it is intended to mean that the Board shall:

(a)           authorize and adopt such actions on behalf of the Bank as may be necessary for the Bank to perform its obligations and undertakings under the terms of this Agreement;

(b)           require the timely reporting by Bank management of such actions directed by the Board to be taken under the terms of this Agreement;

(c)           follow-up on any non-compliance with such actions in a timely and appropriate manner; and

(d)           require corrective action be taken in a timely manner of any noncompliance with such actions.

(6)           This Agreement is intended to be, and shall be construed to be, a supervisory “written agreement entered into with the agency” as contemplated by 12 U.S.C. § 1818(b)(1), and expressly does not form, and may not be construed to form, a contract binding on the Comptroller or the United States. Notwithstanding the absence of mutuality of obligation, or of consideration, or of a contract, the Comptroller may enforce any of the commitments or obligations herein undertaken by the Bank under his supervisory powers, including 12 U.S.C. § 1818(b)(1), and not as a matter of contract law. The Bank expressly acknowledges that neither the Bank nor the Comptroller has any intention to enter into a contract. The Bank also expressly acknowledges that no officer or employee of the Office of the Comptroller of the Currency has statutory or other authority to bind the United States, the U.S. Treasury Department, the Comptroller, or any other federal bank regulatory agency or entity, or any officer or employee of any of those entities to a contract affecting the Comptroller’s exercise of his supervisory responsibilities. The terms of this Agreement, including this paragraph, are not subject to amendment or modification by any extraneous expression, prior agreements or prior arrangements between the parties, whether oral or written.

IN TESTIMONY WHEREOF, the undersigned, authorized by the Comptroller, has hereunto set his hand on behalf of the Comptroller.

/s/ Kent D. Stone	April 6, 2010
Kent D. Stone	Date
Assistant Deputy Comptroller
Carolinas Field Office

IN TESTIMONY WHEREOF, the undersigned, as the duly elected and acting Board of Directors of the Bank, have hereunto set their hands on behalf of the Bank.

/s/ Thomas C. Brown	April 6, 2010
Thomas C. Brown	Date

/s/ Chimin J. Chao	April 6, 2010
Chimin J. Chao	Date

/s/ Michael Crapps	April 6, 2010
Michael Crapps	Date

/s/ Anita B. Easter	April 6, 2010
Anita B. Easter	Date

/s/ O.A. (Sonny) Etheridge, D.M.D.	April 6, 2010
O.A. (Sonny) Etheridge, D.M.D.	Date

/s/ George H. Fann, Jr. D.M.D.	April 6, 2010
George H. Fann, Jr., D.M.D.	Date

/s/ J. Thomas Johnson	April 6, 2010
J. Thomas Johnson	Date

/s/ W. James Kitchens, Jr.	April 6, 2010
W. James Kitchens, Jr.	Date

/s/ James (Jim) Leventis	April 6, 2010
James (Jim) Leventis	Date

/s/ Alexander Snipe, Jr.	April 6, 2010
Alexander Snipe, Jr.	Date

/s/ Roderick M. Todd, Jr.	April 6, 2010
Roderick M. Todd, Jr.	Date

April 6, 2010
Richard K. Bogan M.D.	Date

/s/ Loretta (Retta) Whitehead	April 6, 2010
Loretta (Retta) Whitehead	Date

/s/ Mitchell M. Willoughby	April 6, 2010
Mitchell M. Willoughby	Date